Exhibit 4.24

(English Translation)

21 June 2002

CHINA UNICOM LIMITED

and

William Lo Wing Yan

SERVICE AGREEMENT

CONTENTS

CLAUSE

1.	Definitions and Interpretation

2.	Conditions Precedent

3.	Term of Employment

4.	Duties

5.	Remuneration

6.	Expenses

7.	Holidays

8.	Confidential Information

9.	Non-Solicitation

10.	Non-Competition

11.	Return of Papers

12.	Effect of Restrictions

13.	Termination of Employment

14.	Takeover

15.	Notices

16.	Other Agreements

17.	The Articles

18.	Language

19.	Governing Law

THIS AGREEMENT is entered into on 21 June 2002 by and between:

CHINA UNICOM LIMITED whose registered office is at 75th Floor, 99 Queen’s Road Central, Hong Kong (the Company); and

WILLIAM LO WING YAN of Room A, 18th Floor, Monterey Court, No. 47 Bai Jian Shi Road, Hong Kong (the Employee).

IT IS AGREED as follows:

1.             Definitions and Interpretation

1.1           In this Agreement:

Articles means the articles of association of the Company for the time being in force.

Board means the board of directors of the Company or a duly constituted committee of the board of directors.

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

Listing Rules means the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

NYSE means the New York Stock Exchange.

PRC means the People’s Republic of China.

Stock Exchange means the Stock Exchange of Hong Kong Limited.

Subsidiary means any company which is from time to time a subsidiary of the Company (as defined in section 2 of the Companies Ordinance).

1.2           In this Agreement:

(a)           a word in the singular includes the plural and vice-versa;

(b)           a party is a party to this Agreement and shall include its successor or permitted transferee;

(c)           no provision shall be taken as preventing this Agreement from being extended, modified, changed or supplemented from time to time;

(d)           all references to laws and regulations are to those laws and regulations as amended, supplemented or otherwise modified from time to time; and

(e)           all headings are used for ease of reference and shall have no effect on the interpretation of this Agreement.

2.             Conditions Precedent

2.1           The Employee makes the following warranties to the Company, and confirms that the Company will not sign this Agreement unless the Employee has satisfied the following conditions:

2.1.1        The Employee shall be qualified, pursuant to the Companies Ordinance and the Listing

Rules, for the position of director of a listing company; and

2.1.2        The Employee has never, according to the relevant laws and regulations, been prohibited to be a director of any company.

2.2           The resolution of the Board authorizes the Employee to assume the responsibility of a director.

3.             Term of Employment

3.1           The Company shall appoint and employ the Employee as its executive director and vice-president.

3.2           The term of employment shall take effect on 8 July 2002 (“Employment Date”) until the termination of the relevant provisions under this Agreement.

3.3           There is a six-month probation starting from the Employment Date (“Probation”).

4.             Duties

4.1           The Employee’s normal place of work shall be in the PRC including Hong Kong, or at such other places as the Company may from time to time determine.

4.2           The Employee hereby undertakes to the Company that during his employment, he:

(a)           shall report directly to the Company and the Board, and give to the Board such information regarding the affairs of the Company as the Board may require and at all times conform to the reasonable and lawful directions of the Board;

(b)           shall faithfully and diligently perform in respect of the Company such duties and exercise such powers as may be reasonably assigned to or vested in him from time to time by the executives and the Board;

(c)           shall comply with all rules and regulations of the Company from time to time concerning its executives and directors;

(d)           shall devote his full time and attention to the business of the Company (except in case of incapacity through illness or accident, in which case he shall forthwith notify the secretary of the Board of such incapacity and shall provide evidence of such incapacity as may be required by the Board) and use his best efforts and exercise the best of his skill and ability to develop and extend the business of the Company, promote the interests of the Company and carry out his duties in a proper, loyal and efficient manner;

(e)           shall travel to such places within and outside of the PRC at such times as the Company may from time to time reasonably require, provided that the Company gives reasonable prior notice;

(f)            shall observe and comply with the following, as the same may be amended, supplemented or otherwise modified from time to time:

(i)            the Articles;

(ii)           all relevant and applicable PRC laws and regulations;

(iii)          all relevant and applicable Hong Kong laws and regulations including, but not limited to:

(A)    the Listing Rules, including the listing agreement between the Stock Exchange and the Company;

(B)    the Hong Kong Codes on Takeovers and Mergers and Share Repurchases;

(C)    the Securities (disclosure of interests) Ordinance;

(D)    the Model Code for Securities Transactions by Directors of Listed Companies;

(iv)          all relevant and applicable laws of the United States and regulations of the     NYSE;

(g)           shall, in the exercise of his powers and discharge of his duties, exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

(h)           shall, in the exercise of powers of the Company entrusted to him, observe obligations of a fiduciary not to place himself in a position where his duty and his interest may conflict; this principle includes without limitation a duty:

(i)    to act honestly in the best interests of the Company;

(ii)          to exercise the powers vested in him for their intended purpose;

(iii)       to exercise the discretion vested in him personally and not allow himself to act under the direction of another and, unless and to the extent permitted by law or with the informed consent of shareholders in general meeting, not to delegate the exercise of his discretion;

(iv)      to treat shareholders of the same class equally and to treat shareholders of different classes fairly;

(v)         except in accordance with the Articles or with the informed consent of shareholders in general meeting, not to enter into a contract, transaction or arrangement with the Company or any Subsidiary;

(vi)      without the informed consent of shareholders in general meeting, not to use the Company’s or any Subsidiary’s property for his own benefit;

(vii)   not to use his powers as a means to accept bribes or any other unlawful income, and not to expropriate in any way the Company’s or any Subsidiary’s property, including without limitation, not to usurp the Company’s or any Subsidiary’s opportunities;

(viii)not to use his position and powers to make personal gains;

(ix)        without the informed consent of shareholders in general meeting, not to accept commissions in connection with the Company’s or any Subsidiary’s transactions; and

(x)           without the informed consent of shareholders in general meeting, not to compete with the Company or any Subsidiary.

4.3           The Company may at any time during the appointment of the Employee under this Agreement suspend the Employee from the performance of his duties or exclude him from any premises of the Company or any Subsidiary and need not give any reason for so doing.

4.4           For the purposes of this Agreement, the Employee shall, if and so long as he is so reasonably required by the Company:

(a)           carry out the duties of his office on behalf of any Subsidiary;

(b)           act as director, officer or employee of any such Subsidiary; and

(c)           carry out such duties relating to any such appointment as if they were duties to be performed by him on behalf of the Company under this Agreement.

4.5           The Employee shall at all times keep the board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provides such explanations as the Board may require in connection therewith.

4.6           The Employee agrees that the Company shall have the remedies provided in the Articles and that neither this Agreement nor his office is capable of assignment.

4.7           The Employee also undertakes to the Company acting as agent for each shareholder to observe and comply with his obligations to shareholders stipulated in the Articles.

5.             Remuneration

5.1           In consideration of the performance of his duties, the Employee shall be paid HK$150,000 per month (or at a rate approved by the general meeting of shareholders and agreed by the Company and the Employee from time to time) during his employment at the end of each month. The Company shall pay the fee (the amount shall be calculated according to the Employment Ordinance) of the 13th month to the Employee pursuant to the Employment Ordinance of Hong Kong.

5.2           At least once in each twelve (12) months, the Company shall review, but shall not be obliged to increase, the fee payable to the Employee referred to in Section 5.1.

5.3           In addition to the fee referred to in Section 5.1, the Employee:

(a)   shall be entitled to such allowances and benefits as the Company grants to all its employees;

(b)   shall be entitled to such other allowances and benefits commensurate with his position as the Board may from time to time determine;

(c)   may in respect of each financial year of the Company during his employment under this Agreement receive a year end bonus to be determined by the Board, subject in each case to approval by the shareholders in general meeting; and

(d)   may receive equity options of the Company through the equity option plan with the approval and authorization of the Board.

5.4           As for working overtime or on vacations or public holidays, the Company assumes no liability to pay additional subsidy or any other fees.

6.             Expenses

The Company shall reimburse the Employee, pursuant to relevant rules of the Company, against production of receipts and vouchers if requested, for all necessary and reasonable expenses (including travel, hotel, entertainment and other out-of-pocket expenses) properly incurred in the performance of his duties under this Agreement.

7.             Holidays

7.1           The working hours of the Company are from 9 am to 5:30 pm, Monday to Friday.

7.2           The Employee will be entitled to paid leave of 21 working days for each calendar year.  In relation to the first and last calendar year of employment, the number of days of paid leave will be apportioned accordingly.  Notice of intention to take leave should be given, pursuant to relevant to rules of the Company, to the relevant department of the Company at least half month in advance.

8.             Confidential Information

The Employee shall not either during or after the termination of his appointment without limit in point of time:

(a)   divulge or communicate to any person or persons except to those officers of the Company whose province it is to know the same and except as required by law; or

(b)   use for his own purposes or for any purposes other than those of the Company; or

(c)   through any failure to exercise all due care and diligence cause any unauthorized disclosure of any secret confidential or private information of the Company or any Subsidiary including, but not limited to:

(i) marketing plans, customer lists, business development plans, inventions, technical data and know-how;

(ii)   information relating to corporate activities or transactions which have been or are proposed to be undertaken by the Company or any Subsidiary; or

(iii)  any information in respect of which the Company or any Subsidiary is bound by an obligation of confidence to any third party,

provided, however, that these restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of the Employee) become available to the public generally without requiring a significant expenditure of labor, skill or money.

9.             Non-Solicitation

The Employee undertakes that he will not during, or for a period of twelve (12) months after the termination of his employment with the Company (howsoever caused), within the PRC or in any other country where the Company or any Subsidiary has transacted business, either personally or through an agent:

(a)   solicit or endeavor to entice away from the Company or any Subsidiary:

(i)    any person, firm, Company or other organization which within twelve (12) months prior to or at the date of such termination was a customer or client of, or in the habit of dealing with the Company or any Subsidiary and with whom the Employee had contact or about whom he became aware or informed of in the course of his employment; or

(ii)   any other person, firm, Company or other organization with whom the Employee had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary; or

(iii)  any employee, director, adviser or consultant of the Company or any Subsidiary;

(b)   accept into employment or otherwise engage or use the services of any person who is an employee, adviser, consultant of or under a contract of services with the Company or any Subsidiary.

10.          Non-Competition

10.1         During his employment the Employee shall not, without obtaining the prior approval of the shareholders in general meeting, be directly or indirectly engaged or concerned in the conduct of any other business or have any financial interest in any other business which, in the reasonable opinion of the Board or the shareholders in general meeting:

(a)   is a body which competes or tends to compete with the business of the Company or any Subsidiary; or

(b)   is an association which could harm the reputation of the Company; or

(c)   is an engagement which would reduce the Employee’s ability to perform his duties under this Agreement fully and properly.

10.2         The Employee will not, for a period of twelve (12) months after the termination of his employment with the Company (howsoever caused), either personally or through an agent, carry on or be interested or engaged in (other than as a holder of not more than 5% of the issued shares or debentures of any Company listed on any recognized stock exchange), or be concerned directly or indirectly in any executive, technical, advisory or other capacity in, any business concern (of whatever kind) which is in direct competition with the business of the Company or any of the Subsidiaries.  However, this restriction shall not restrain the Employee from being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to:

(a)   geographical areas outside the PRC where the Company and the Subsidiaries have not transacted any business; or

(b)   services or activities of a kind with which the Employee was not concerned to a material extent during his employment with the Company.

11.          Return of Papers

The Employee shall promptly whenever requested by the Company and in any event upon the termination of his employment, deliver up to the Company or its nominees all lists of clients or customers, correspondence and all other records, documents, papers, tapes, computer diskettes, laptops, mobile phones, keys and assets which may have been prepared by him or have come into his possession, custody or control in the course of his employment, and the Employee shall not be entitled to and shall not retain any copies thereof.  Title and copyright in these items shall vest in the Company.

12.          Effect of Restrictions

While the restrictions contained in this Agreement are considered by the parties to be reasonable in all the circumstances, it is agreed that if such restrictions as a whole are adjudged to go beyond what is reasonable for the protection of the confidential information and other legitimate interests of the Company, and to be unenforceable, but would be adjudged reasonable and enforceable if any part or parts thereof were deleted or any periods or areas reduced, such restrictions shall apply as if such part or parts had been deleted or such periods or areas reduced so that such restrictions would be adjudged reasonable and enforceable.

13.          Termination of Employment

13.1         During the probation, either party may terminate this Agreement by giving to the other party a one-month notice in writing or remuneration in lieu of notice. After the probation, either party may terminate this Agreement by giving to the other party a six-month notice in writing or by payment of remuneration in lieu of notice.

13.2         The Company shall be entitled to terminate the Employee’s employment under this Agreement forthwith by notice in writing if the Employee shall:

(a)   become disqualified or prohibited by any applicable law or regulation including those applied by the Stock Exchange or Securities & Futures Commission of Hong Kong or the NYSE or the Securities and Exchange Commission, from being or acting as a director or from being directly or indirectly concerned in the promotion, formation or management of a Company, or from carrying out any of the duties or functions he is employed to carry out under this Agreement; or

(b)   be or become incapacitated by reason of ill-health, accident or otherwise from efficiently performing his duties under this Agreement for four (4) consecutive months or for one hundred and twenty (120) working days in aggregate in any period of twelve consecutive months; or

(c)   become bankrupt or make any arrangement or composition or analogous arrangement with his creditors; or

(d)   be guilty of misconduct or default in the course of his employment or commit any serious, persistent or material breach of any of his obligations to the Company or any of the Subsidiaries (whether under this Agreement, the Listing Rules or otherwise); or

(e)   be convicted of any criminal offence punishable by imprisonment (other than a motoring offence involving imprisonment of three months or less).

13.3         The Employee shall have no claim against the Company by reason of termination under Section 13.1 or Section 13.2.  Any delay or forbearance by the Company in exercising any right of termination under Section 13.2 shall not constitute a waiver of it.

13.4         If the Employee shall cease to be a director of the Company, his appointment under this Agreement shall automatically terminate.  But if such cessation shall be caused by any act or omission of either party without the consent, concurrence or complicity of the other, then such act or omission shall be deemed a breach of this Agreement and termination hereunder shall be without prejudice to any claim for damages in respect of such breach.

13.5         On the termination of his appointment under Section 13.2 howsoever arising:

(a)   the Employee shall at the request of the Company immediately resign in writing from his office as a director of the Company, the Subsidiaries or any other office held by him with the Company and any of the Subsidiaries; and

(b)   the Employee shall not at any time thereafter unless he has been appointed to a different post in the Company represent himself still to be connected with the Company or any of the Subsidiaries.

13.6         Termination of the Employee’s appointment under this Agreement shall be without prejudice to any rights which have accrued at the time of termination or to Sections 8, 9, 10, 12, 13, 18 and 19 (all of which shall remain in full force and effect).

14.          Takeover

In the event of an offer for the Company within the meaning of the Hong Kong Code on Takeovers and Mergers and subject to the approval of the shareholders in general meeting, the Employee shall be entitled to compensation for the unexpired period of his term of employment under this Agreement for any loss of office as a result of such offer for the Company.

15.          Notices

15.1         All notices and communications given or made under or in connection with this Agreement shall be in writing and shall, unless otherwise specified, be in Chinese.

15.2         Any such notice or other communication shall be addressed to the registered address for the time being of the Company and, in the case of the Employee, to the address stated above or as notified from time to time and, if so addressed, shall be deemed to have been duly given or made as follows:

(a)   if sent by personal delivery, upon delivery at the address of the relevant party;

(b)   if sent by post, five (5) days after the date of posting; and

(c)   if sent by facsimile, at the time when sending is complete.

16.          Other Agreements

The Employee acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company and the Employee relating to the employment of the Employee other than those referred to in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein (save that this Section 16 shall not exclude liability for, or remedy in respect of, fraudulent misrepresentation).

17.          The Articles

Insofar as any terms of this Agreement shall be inconsistent with the Articles, the Articles shall prevail.

18.          Language

This Agreement is made in the Chinese language.

19.          Governing Law

This Agreement shall be governed by and construed in accordance with Hong Kong law.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties on the day and year first before written

SIGNED by
on behalf of
CHINA UNICOM LIMITED:	/s/ Shi Cuiming

in the presence of:	/s/ Maurice Ngai

SIGNED by
WILLIAM LO WING YAN:	/s/ Lo Wing Yan

in the presence of:	/s/ Maurice Ngai